Exhibit 10.59

Location Based Technologies
PocketFinder Rev B

Prepared by Rod Landers Spectrum Design Solutions, Inc. April 19, 2010

Table of Contents

Executive Summary	3

Non-Recurring Costs	3

Technical Approach	4

Statement of Work	4

Phase 1: Product Requirements (Not Quoted)	4

Phase 2: Preliminary Design and Alpha Prototype Build	4

Phase 3: Detailed Design and Beta Prototype Build	5

Phase 4: Pilot Production	5

Phase 5: Production	5

Milestones	6

Deliverables	6

Key Assumptions	6

Project Authorization	7

Executive Summary

Location Based Technologies, (LBT) is in the pre-production stage of manufacturing PocketFinder® personal locators. PocketFinders are small personal location devices designed to give parents, guardians and pet owners peace of mind. Utilizing the U.S. Department of Defense's multi-billion dollar Global Positioning System (GPS) satellites and existing wireless technology, their team of engineers have developed technology which allows their network of members to locate anyone carrying their device, whether that person is inside of a building/structure or outdoors (Systems and Method Patent pending).

LBT has found out that their first revision of their device will not pass PTCRB  without considerable effort and time.  Therefore, LBT has approached Spectrum Design Solutions, (Spectrum) to design a drop in replacement electronics board, which will use modules from ublox that are pre-certified.  This will make the overall certification process much shorter and cost effective.  Additionally, this will leverage existing Spectrum IP that has been deployed in the field already, and therefore will reduce overall risk given the timeline that LBT has asked Spectrum to follow.

LBT has already purchased a license to access Spectrums IP library, and Spectrum has started incorporating that IP in to a redesigned electronics board.  Additionally, Spectrum has done an antenna analysis and has prototyped some possible antenna configurations that may meet the needs of LBT.  The analysis and prototyping efforts have yielded some promising results, however, at this time Spectrum does not warrant that the device will perform on all four GSM bands.

For a detailed explanation of the costs and dates below, please refer to the project plan.

Non-Recurring Costs

Phase Description	Projected Cost	Delivery Date
Product Definition	N/A	N/A
Alpha Design	$184K	2/5/2010
Beta Design	$103K	3/24/2010
Pilot Production Support	$31K	5/26/2010
Production Support	$6k	6/16/2010

Technical Approach

Spectrum intends on modifying an existing reference design to meet the needs of the PocketFinder project.  The following things will need to be done to the design;

1)	Switch out the existing GSM radio to the LEON-100 from ublox.

2)	Add the USB charging building block IP.

3)	Modify the antennae solution for the application.

4)	Remove any components that are not needed.

5)	Lay out the new PCB for the application.

6)	Modify the software as needed for the application.

7)	Test the resulting implementation.

Statement of Work

Phase 1: Product Requirements (Not Quoted)

This phase was covered in the support contract that preceded this design effort.

Phase 2: Preliminary Design and Alpha Prototype Build

Electrical engineers will design a printed circuit board that will be a drop in replacement for the existing PocketFinder enclosure.  This board will utilize the Spectrum building block IP to minimize design time and risk.

Software engineers will modify the device code as needed to satisfy the use cases for the Alpha release.  Note that most of the interface change will actually happen on the server side, and that LBT personnel will be responsible for that change.

Alpha level prototype units (Qty 50) will be built and assembled for integration, design verification, performance testing, and evaluation of product features.  These units will be delivered to LBT for internal evaluation.

Phase 3: Detailed Design and Beta Prototype Build

Any design issues discovered during the testing of the Alpha prototypes will be integrated into the Beta design.  Software enhancements will be made based on evaluation of the alpha units in addition to the anticipated beta functionality.

Beta level prototype units (Qty 50) will be built and assembled for integration, design verification, performance testing, and evaluation of product features.  These units will be delivered to LBT for possible external evaluation and validation (Beta units).

Phase 4: Pilot Production

The transition of this product to manufacturing will start in the Beta phase or earlier. Early involvement of the manufacturing team in the design process will ensure thorough manufacturing preparation through the proper planning of fabrication and assembly techniques and processes.

Minor changes and refinements will be made based on the findings of the Beta prototypes. Final circuit board documentation and software binaries will be handed over to the final manufacturer for their pilot run which will test the readiness of the assembly line. Engineering definition for all purchased and fabricated parts will be finalized and transferred to the CEM.

Certification testing will be performed on Pilot units.

Phase 5: Production

Spectrum will be available to provide “level of effort” support during production.

Milestones

Please see the project plan included in this quote package for milestones.

Deliverables

Please see the project plan included in this quote package for deliverables.

Key Assumptions

Spectrum has made the following key assumptions as part of the estimates and schedule for the attached Microsoft Project Plan.  Changes to these assumptions by either LBT or as discovered during the course of the program may impact the cost basis and schedule of the plan.

1.	Spectrum’s proposal assumes the start date of the project is the same as the kick-off meeting. Should client propose a different kick-off meeting date, the completion date will move accordingly.

2.	Spectrum assumes that weekly telecon meetings with client will be held to maintain communications on program progress and issues.

3.	Spectrum assumes that client will respond in a timely manner for the duration of the program to maintain the program timeline.

4.	Spectrum assumes that client team members will be available for scheduled review sessions. Review sessions will be held in Minneapolis. No travel expenses are included in this proposal.

5.	Spectrum assumes that client will reimburse any travel expenses incurred during the course of the project. No travel expenses have been included in this quote.

6.	Spectrum assumes that client will reimburse any expenses not accounted for in the quote such as RF chamber time, and Certification costs.

7.
Spectrum assumes that client will provide mechanical enclosures, batteries, and power supplies for the prototypes.  Only materials for the printed circuit board parts and assembly have been included in the quote.

Project Authorization

Thank you for the opportunity to work with your company. Please sign below to indicate your acceptance of the terms and authorized scope of work.

Spectrum Design Solutions

/s/ Rodney Landers
Proposal Author Rodney Landers Title VP of Technical Sales

Please check the boxes below to indicate which are approved by this signature.

☐Product Definition                                              ☐Alpha Design                                   ☐Beta Design

☐Testing and Documentation                                                                              ☐Production Support

________________________________________________________

S I G N A T U R E                         T I T L E                                D A T E
☐CLIENT COPY                                        ☐SPECTRUM COPY